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                                                                  EXHIBIT 10.40

[FLEET BANK LOGO APPEARS HERE]


March 30, 1997


Mr. John E. MacPhee
Director of Finance & Treasury
Peritus Software Services, Inc.
304 Concord Road
Billerica, MA 01821


Dear John:

Reference is hereby made to the Letter Agreement (the "Agreement") dated September 6, 1996 by and between Peritus Software Services, Inc. ("Peritus" or the "Company") and Fleet National Bank (the "Bank"). You have informed us that the Company expects its profitability to be lower than previously indicated to the Bank and have requested an amendment in the requirements of Section 3.10 Profitability. Based upon the additional equity capital which the Company raised during the fourth quarter, the Bank is willing to make these changes to the Agreement.

Section 3.10 is hereby amended such that Peritus shall be required to report quarterly Net Income of at least $1.00 for the quarter ending 12/31/96 and for each quarter of fiscal 1997. In addition, the requirement for trailing two quarter Net Income of at least $2,000,000 beginning with the second 1997 fiscal quarter shall be eliminated, replaced by a requirement that the Company report Net Income for the trailing 12 month period, measured at each quarter end, beginning with the quarter ended 12/31/97.

Nothing herein shall be construed as a waiver or amendment of any other terms of the Agreement. By signing below, you accept these amendments and confirm that the Company is in compliance with the Agreement in all respects.


Sincerely,


/s/ Thomas W. Davies
Thomas W. Davies
Vice President
High Technology Group